Putnam Small Cap Value Fund, August 31, 2004, semi annual report


Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short-term trading activity. During the funds year ended August 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $27,180.

72DD1 	Class A	-
		Class B	-
		Class C	-

72DD2	Class M	-
		Class Y	-

73A1		Class A	-
		Class B	-
		Class C	-

74A2		Class M	-
		Class Y	-

74U1		Class A	25,168
		Class B	15,989
		Class C	2,568

74U2		Class M	577
		Class Y	6,192

74V1		Class A	17.62
		Class B	16.94
		Class C	16.96

74V2		Class M	17.24
		Class Y	17.79